Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING GROUP CALLS FOR PARTIAL
REDEMPTION OF ITS 7% SENIOR SUBORDINATED NOTES DUE 2014

IRVING, TX (April 12, 2012) - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that it has called for redemption of $34,000,000 of the $37,516,000 outstanding aggregate principal amount of its 7% senior subordinated notes due 2014 (CUSIP No. 65336YAB9).  The redemption price is $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest to the scheduled redemption date, which is May 11, 2012.  Nexstar intends to fund the redemption of the notes from cash on hand, borrowings under its revolving credit facility or a combination thereof.

Nexstar estimates that if it were to fund the entire planned $34,000,000 redemption with its revolving credit facility, the current interest rate differential will be approximately 250 basis points, resulting in annualized cash interest savings of approximately $850,000.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households.  Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Contact: Thomas Carter Chief Financial Officer Nexstar Broadcasting Group, Inc. 972/373-8800	Joseph Jaffoni, Jennifer Neuman Jaffoni & Collins Incorporated 212/835-8500 or nxst@jcir.com

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